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News From:
        TRIAD PARK, LLC                            OTC BB:  `TDPK'

Contact:              Stan Marquis
                      510 449-0606, ext. 6300

TRIAD PARK LLC BOARD RECOMMENDS ACCEPTING MERGER PROPOSAL

LIVERMORE, Calif., April 25, 1998 -- The Advisory Board of Triad Park, LLC ("Triad Park") today announced Triad Park has entered into a merger agreement with TKG Acquisition Company, LLC ("TKG Acquisition"). The Advisory Board is recommending that the members of Triad Park approve the merger proposal from TKG Acquisition under which all outstanding membership interests in Triad Park would be exchanged for $1.90 per share in cash. In addition, the per share purchase price will be increased by one-half of one cent ($0.005) for each week that the merger closing date is deferred or extended past June 15, 1998. Under the terms of the merger agreement, TKG Acquisition is entitled to a break-up fee of $1,200,000 in the event that the Advisory Board approves a superior proposal.

The Advisory Board also announced that it will not redeem or take any other action with respect to its "poison pill" Rights Plan. Redemption of the Rights Plan is a condition precedent to the consummation of the outstanding tender offer of Richard C. Blum & Associates, L.P., which is currently scheduled to close at midnight, Wednesday, April 29.

TKG Acquisition and Triad Park have agreed that, subject to shareholder approval, Triad Park will merge with TKG Acquisition, which is affiliated with The Kontrabecki Group, Inc. (d/b/a TKG International) of San Mateo, California. As a result of the merger, TKG Acquisition will be merged into Triad Park and the shareholders will receive all cash and not be subject to the obligations of Triad Park. TKG Acquisition is expected to be controlled by The Kontrabecki Group, Inc.

Triad Park was created in February 1997 upon the acquisition of Triad Systems Corporation by Cooperative Computing, Inc., of Austin, Texas. Shareholders of Triad System Corporation received one Triad Park membership share for each share of Triad Systems Corporation common stock. Triad Park's assets consist of approximately 300 acres of property formerly owned by Triad Systems Corporation and the company's 220,000-square-foot headquarters facility. Triad Park also assumed approximately $20.7 million of indebtedness previously secured by the spun-off real estate and was formed to liquidate its real estate portfolio, with proceeds used to pay expenses (including taxes), repay secured debt and distribute any remaining proceeds to holders of Triad Park membership interests.